Exhibit 16.1

December 29, 2017

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Amaize Beverage Corporation

Commission File No. 000-24379

We have read the statements of Amaize Beverage Corporation pertaining to our firm included in Item 4.01 of the Form 8-K dated December 29, 2017 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

Pritchett, Siler and Hardy P.C.